EXHIBIT 99(a)


                                REVOCABLE PROXY
                        MARYLAND FEDERAL BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARYLAND FEDERAL BANCORP, INC. (THE "COMPANY") FOR USE ONLY AT THE ANNUAL MEETING OF
     STOCKHOLDERS TO BE HELD ON JULY 21, 1998 AND ANY ADJOURNMENT THEREOF

     The undersigned, being a stockholder of the Company, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at La Fontaine Bleu, located at 7963 Annapolis Road, Lanham, Maryland, on Tuesday, July 21, 1998 at 10:00 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

     1. PROPOSAL to approve the Amended and Restated Agreement and Plan of Reorganization, dated as of February 25, 1998 (the "Reorganization Agreement"), between Maryland Federal and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which Maryland Federal will merge with and into BB&T and each share of common stock of Maryland Federal outstanding immediately prior thereto will be converted into the right to receive 0.5975 of a share of common stock of BB&T, subject to possible adjustment as set forth in the Reorganization Agreement and the Plan of Merger, plus cash in lieu of any fractional share interest. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the Proxy Statement/Prospectus as Appendix I.


  [ ] FOR       [ ] AGAINST     [ ] ABSTAIN

   2. ELECTION OF DIRECTORS:

     Nominees: Richard B. Bland, Robert H. Halleck, Willie L. Harkless, Sr.


  [ ] FOR       [ ] WITHHOLD     [ ] FOR ALL EXCEPT

   INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.



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     3. PROPOSAL to ratify the appointment of Stoy, Malone & Company, P.C. as independent auditors for the fiscal year ending February 28, 1999 if the Merger is not completed.


  [ ] FOR       [ ] AGAINST     [ ] ABSTAIN

     4. In their discretion, the proxies are authorized to vote with respect to any other matter that may properly come before the Annual Meeting.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED

Please be sure to sign and date this Proxy in the box below.

Date
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Stockholder sign above         Co-holder (if any) sign above

 Detach above card, sign, date and mail in the postage paid envelope provided.

                         MARYLAND FEDERAL BANCORP, INC.

     SHARES OF COMMON STOCK OF THE COMPANY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE ABOVE, SHARES WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 3. THIS PROXY MAY NOT BE VOTED FOR ANY PERSON WHO IS NOT A NOMINEE OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The above signed hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of Maryland Federal Bancorp, Inc. called for July 21, 1998, and any adjournment thereof, and a Proxy Statement/Prospectus for the Annual Meeting prior to the signing of this proxy.

     Please sign exactly as your name(s) appear(s) on this proxy card. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

                              PLEASE ACT PROMPTLY
                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY